Exhibit 1

                      Addendum to Credit Facility Agreement


This is an addendum to the Credit Facility entered into as of October 31 , 1998 by and between Epsom Investment Services N.V. (Epsom) and Resource Finance & Investment Ltd dated the 16th April 2004.

Whereas, Epsom has extended credit to the Company for the amount of Two Hundred and Fifty thousand United States Dollars (US$ 250,000) for a maturity date to December 31st,2005.

The parties also confirm that this loan agreement in place is to be treated as a simple loan facility with no convertability option as specified in the original agreement.

It is agreed that all other terms and conditions of the Credit Facility remain the same.
This addendum, dated 16th April 2004, is a part of the whole agreement of the above referenced credit agreement.





/s/ David Craven                         /s/ Michael Brickell
----------------------------------       -------------------------
For Epsom Investment Services N.V.       For Resource Finance & Investment Ltd.
David Craven                             Michael Brickell
Director                                 Director

                      Addendum to Credit Facility Agreement


This is an addendum to the Credit Facility entered into as of October 31 , 1998 by and between Epsom Investment Services N.V. (Epsom) and Resource Finance & Investment Ltd dated the 1st December 2002.

Whereas, Epsom has extended credit to the Company for the amount of One hundred and fifty thousand United States Dollars (US$ 150,000) as of September 15, 1999.

On September 30, 1999, a further agreement was entered into between Epsom and Resource Finance & Investment Ltd. whereby Epsom agrees to increase the credit facility agreement from One hundred and fifty thousand United States Dollars (US$ 150,000) to Two hundred and fifty thousand United States Dollars (US$ 250,000). Furthermore, it was agreed that the Maturity Date for this credit facility is extended to December 31, 2001.

Although the loan facility was paid off in February 2001, Epsom agreed to keep the facility open until the Maturity date and subsequently extended it to 31st December 2002. On September 30th 2003, a further agreement was entered into between Epsom and Resource Finance and Investment Ltd whereby Epsom agrees to increase the credit facility agreement from Two hundred and fifty thousand United States Dollars (US$ 250,000) to Five Hundred thousand United States Dollars (US$ 500,000).

On 31st December 2003, the loan facility was converted into shares of the company. Furthermore Epsom and Resource Finance and Investment Ltd agree to decrease the credit facility agreement from Five hundred and fifty thousand United States Dollars (US$ 500,000) to Two Hundred and Fifty thousand United States Dollars (US$ 250,000).Epsom also agrees to a further extension to the maturity date to December 31st,2005.

It is agreed that all other terms and conditions of the Credit Facility remain the same. This addendum, dated 31st December 2003, is a part of the whole agreement of the above referenced credit agreement.






/s/ David Craven                          /s/ Michael Brickell
-----------------------------------       -------------------------------------
For Epsom Investment Services N.V.        For Resource Finance & Investment Ltd.
David Craven                              Michael Brickell
Director                                  Director